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                                                             EXHIBIT 10(l)(1)(C)



                                 FIRST AMENDMENT
                                       TO
                         AMERICAN ELECTRIC POWER SYSTEM
                               EXCESS BENEFIT PLAN
               (As amended and restated effective January 1, 2001)


     American Electric Power Service Corporation adopts the following amendment to the American Electric Power System Excess Benefit Plan, as amended and restated as of January 1, 2001 (the "Plan").

1. Section 2.14 of the Plan is hereby amended in its entirety to read as follows:

          "2.14 `Maximum Benefit' means the vested retirement benefit payable from the Retirement Plan under either the Final Average Pay Formula or the Cash Balance Formula, whichever is greater, given the Participant's marital status, Beneficiary, credited service and earnings for services rendered to the Company, to the extent such are permitted by the Code and the Retirement Plan to be taken into account under either the Final Average Pay Formula or the Cash Balance Formula."

2. Section 2.21 of the Plan is hereby amended in its entirety to read as follows:

          "2.21 `Unrestricted Benefit' means the vested retirement benefit that would be payable from the Retirement Plan under either the Final Average Pay Formula or the Cash Balance Formula, whichever is greater, given the
     Participant's marital status, Beneficiary, credited service and Plan Earnings, assuming sections 401(a)(17) (Compensation Limit) and 415 (Limitation on Benefits) of the Code are not applicable and taking into account any service, Plan Earnings and other adjustments as are provided for in an Employment Agreement."

3.   In all other respects, the terms of the Plan are ratified and confirmed.

          IN WITNESS WHEREOF, this Amendment has been executed this 5th day of March, 2003.

American Electric Power Service Corporation


By:   /s/ Thomas M. Hagan
Title Executive Vice President - Shared Services